SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 25, 2004

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.	Other Events and Regulation FD Disclosure.

On May 25, 2004, American Tower Corporation (the “Company”) issued a press release announcing that its operating subsidiaries had successfully refinanced the Company’s previous credit facility with a new $1.1 billion senior secured credit facility, consisting of a $400 million revolving credit facility, a $300 million Term Loan A and a $400 million Term Loan B. The new credit facility is guaranteed by the Company and its subsidiaries and is secured by a pledge of substantially all of the Company’s assets.

At closing, the Company received approximately $685 million of net proceeds from borrowings under the new facility, after deducting related expenses and fees. Approximately $670 million of the net proceeds were used to repay principal and interest on the outstanding borrowings under the Company’s previous credit facility. The Company plans to use the remaining approximately $15 million of net proceeds for general corporate purposes, including refinancing other existing indebtedness. At closing, the Company had approximately $373 million of availability under the revolving loan facility, net of undrawn letters of credit of approximately $27 million.

Among other changes, the new facility extends the maturity dates from 2007 to 2011 for a majority of the borrowings outstanding under the new credit facility, subject to the conditions described below, and permits the Company to use borrowings under the new facility and internally generated funds to repurchase other indebtedness without seeking approval from the lenders under the new facility.

The table below shows the principal amortization schedule under the new credit facility for the outstanding Term Loan A and Term Loan B:

	Payments Due by December 31,
	2004	2005	2006	2007	2008	2009	2010	2011
	(in millions)
Term Loan A	$0.0	$0.0	$22.5	$52.5	$60.0	$60.0	$82.5	$22.5
Term Loan B	2.0	4.0	4.0	4.0	4.0	4.0	4.0	374.0

A final payment of all outstanding revolving loans is due in 2011.

Notwithstanding the foregoing, the Term Loan A and any outstanding revolving loans will mature on August 15, 2008 and the Term Loan B will mature on October 31, 2008 if (1) on or prior to August 1, 2008, the Company’s 9 3/8% Senior Notes have not been (a) refinanced with indebtedness of the Company having a maturity date of February 28, 2012 or later or with loans under the new credit facilities, or (b) repaid, prepaid, redeemed, repurchased or otherwise retired; and (2) the Company’s Consolidated Leverage Ratio (Total Parent Debt to Annualized Operating Cash Flow) at June 30, 2008 exceeds 4.50 to 1.00. If this were to occur, the payments due in 2008 for Term Loan A and Term Loan B would be $225.0 million and $386.0 million, respectively.

The new credit facilities contain certain financial ratios and operating covenants and other restrictions (including limitations on additional debt, guaranties, use of proceeds from asset sales, dividends and distributions, investments and liens) with which the Company’s borrower subsidiaries and restricted subsidiaries must comply. The new credit facilities contain four financial maintenance tests with which the Company must comply:

•	a leverage ratio (Total Debt to Annualized Operating Cash Flow) of not greater than 5.50 to 1.00 through June 30, 2005, decreasing to 5.25 to 1.00 at July 1, 2005, to 5.00 to 1.00 at January 1, 2006, to 4.75 to 1.00 at April 1, 2006, to 4.50 to 1.00 at July 1, 2006 and to 4.00 to 1.00 at January 1, 2007 and thereafter;

•	a senior leverage ratio (Senior Debt to Annualized Operating Cash Flow) of not greater than 4.00 to 1.00 through December 31, 2005, decreasing to 3.75 to 1.00 on January 1, 2006, to 3.50 to 1.00 on July 1, 2006 and to 3.00 to 1.00 on January 1, 2007 and thereafter;

•	an interest coverage ratio (Annualized Operating Cash Flow to Interest Expense) of not less than 2.50 to 1.00; and

•	a fixed charge coverage ratio (Annualized Operating Cash Flow to Fixed Charges) of not less than or equal to 1.00 to 1.00.

Any failure to comply with these covenants would not only prevent the Company from being able to borrow additional funds under its revolving line of credit, but would also constitute a default. These covenants also restrict the Company’s ability, as the parent company, to incur any debt other than that currently outstanding, certain refinancings of that debt and outstanding debt of our subsidiaries and certain other exceptions. The credit facilities also limit the Company’s revolving loan drawdowns based on its cash on hand.

As a result of the closing of the new credit facility, the Company may be required to write-off deferred financing fees of up to approximately $12 million associated with its previous credit facilities that have been refinanced.

The foregoing is only a summary of certain provisions of the new facility and is qualified in its entirety by the terms of the new credit facility. Copies of the press release and the new credit facility are filed herewith as Exhibits 99.1 and 99.2, respectively, and are incorporated by reference herein.

Item 7.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Item

99.1	Press release dated May 25, 2004.

99.2	Loan Agreement dated as of May 24, 2004 among American Tower, L.P., American Towers, Inc., American Tower International, Inc., American Tower, LLC, as borrowers, Toronto Dominion Bank, New York Branch, a Issuing Bank, Toronto Dominion (Texas), Inc., as Administrative Agent, and the several lead-arrangers and joint bookrunners, co-arrangers and co-documentation agents, the syndication agent and the several lenders that are parties thereto.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION (Registrant)

Date:	May 25, 2004	By:	/s/ Bradley E. Singer

Bradley E. Singer Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated May 25, 2004.

99.2	Loan Agreement dated as of May 24, 2004 among American Tower, L.P., American Towers, Inc., American Tower International, Inc., American Tower, LLC, as borrowers, Toronto Dominion Bank, New York Branch, a Issuing Bank, Toronto Dominion (Texas), Inc., as Administrative Agent, and the several lead-arrangers and joint bookrunners, co-arrangers and co-documentation agents, the syndication agent and the several lenders that are parties thereto.